Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation on Form 8-K of SMSA Palestine Acquisition Corp. dated August 25, 2010 of our reports dated May 28, 2010 relating to the consolidated financial statements of Fujian Yada Group Co., Limited for each of the two years in the period ended December 31, 2009 (which express an unqualified opinion ).

/s/ PKF

PKF
Certified Public Accountants
Hong Kong, China
August 25, 2010